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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

         StaffMark Announces Record Fourth Quarter and Year-End Results Fourth Quarter Net Income Rises 122% on Revenue Increase of 149%

FAYETTEVILLE, AR--StaffMark, Inc. (NASDAQ/NM:STAF), a national staffing, professional and consulting services company, today announced record financial results for the fourth quarter and year ended December 31, 1997.

Revenues increased 149% to $139.2 million for the recent quarter, compared to $55.9 million of revenue in the fourth quarter a year ago. Operating income for the quarter rose 139% to $9.7 million compared to operating income of $4.1 million for the same period last year. Net income for the quarter reached $5.8 million or $0.30 per share on 19.1 million basic shares outstanding and $0.29 per share on 19.9 million diluted shares outstanding, compared to the fourth quarter of 1996 net income of $2.6 million or $0.20 basic and diluted earnings per share on 13.2 million shares.

For the year ended December 31, 1997, revenues rose 115% to $426.5 million compared to combined revenue of $198.4 million for 1996. Operating income rose to $28.4 million, a 153% increase over the combined operating income of $11.2 million in 1996. Net income for the year reached $16.5 million or $1.03 per share on 16.0 million basic shares outstanding and $1.00 per share on 16.5 million shares on a diluted basis, compared to pro forma net income for 1996 of $6.4 million or $0.67 basic and diluted earnings per share on 9.6 million shares.

Commenting on the announcement, Clete T. Brewer, president and chief executive officer, said, "StaffMark set ambitious goals for 1997 and we not only met, but exceeded those goals. We completed 19 acquisitions last year, and continued to exhibit internal growth above industry averages. With each acquisition we are integrating and building an infrastructure that enables us to both manage today and lay the groundwork for future growth. In August, we successfully completed a secondary stock offering that provided additional resources for our acquisition program. This combined growth resulted in net income increasing 122% for the fourth quarter and 159% when compared to pro forma 1996 net income. Our diluted earnings per share rose 49% in 1997 when compared to pro forma 1996 diluted earnings per share."

The acquisitions completed by the Company during 1997, had aggregate annual revenues of $226 million during their most recent fiscal year prior to becoming a StaffMark company. Acquisitions completed in the fourth quarter 1997 targeted the information technology and professional services area and included: RHS Associates, headquartered in Birmingham, Alabama; EMJAY Contract Services, headquartered in Houston, Texas; Structured Logic, headquartered in New York, New York; and ClinForce, headquartered in Morristown, New Jersey. RHS, EMJAY, and Structured Logic all provide information technology consulting services while ClinForce specializes in the clinical trials research support area. Since year end, StaffMark has acquired Strategic Legal Resources, a professional services firm specializing in the placement of junior and senior level attorneys to many of the top companies and law firms in the New York metropolitan area.

Brewer continued, noting that, "These acquisitions continue to diversify our revenue mix while expanding our geographic presence and our ability to deliver new services to our clients. One year ago, our information technology and professional services division accounted for only 5% of annual revenue. Today, that division accounts for approximately 30% of total annual revenue and has operations in 20 states, South Africa, and the United Kingdom."

"StaffMark remains committed to a growth strategy that includes both strategic acquisitions and strong internal growth," added Brewer. "We continue to maintain a strong capital and liquidity position and have a commitment from our bank group to increase our credit facility from $100 to $150 million to ensure adequate resources to carry out our growth strategy during 1998."

StaffMark, Inc., is a leading national provider of diversified staffing, professional, and consulting services to businesses, professional and service organizations, medical niches, and governmental agencies. Since its initial public offering in October 1996, StaffMark has acquired 23 staffing and professional services companies that have allowed the company to grow geographically and expand its presence in the rapidly growing professional, information technology, and specialty niche areas. The Company intends to continue its acquisition program by aligning itself with quality organizations that have strong management, good growth opportunities, and recognized local and regional presence. StaffMark operates over 190 offices in 27 states, Canada, South Africa, and the United Kingdom.


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                                 STAFFMARK, INC.
                          COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED         YEAR ENDED
                                                     DECEMBER 31,          DECEMBER 31,
                                                    1997      1996      1997          1996(a)
                                                 --------   -------   --------      --------
Service revenues                                 $139,233   $55,901   $426,496      $198,444

Cost of services                                  106,344    43,344    329,727       155,472
                                                 --------   -------   --------      --------

Gross profit                                       32,889    12,557     96,769        42,972

Operating expenses:
      Selling, general and administrative          21,051     7,971     63,013        29,840
      Depreciation and amortization                 2,100       509      5,317         1,911
                                                 --------   -------   --------      --------

Operating income                                 $  9,738   $ 4,077   $ 28,439      $ 11,221
                                                 ========   =======   ========      ========

Net income                                       $  5,773   $ 2,597   $ 16,469      $  6,368(b)
                                                 ========   =======   ========      ========

Basic earnings per share                         $   0.30   $  0.20   $   1.03      $   0.67(b)
                                                 ========   =======   ========      ========

Dilutive  earnings per share                     $   0.29   $  0.20   $   1.00      $   0.67(b)
                                                 ========   =======   ========      ========

(a) Operating results for the year ended December 31, 1996 are reported to the Securities and Exchange Commission ("SEC") in accordance with the provisions of the SEC Staff Accounting Bulletin No. 97. The pronouncement requires that one of the founding companies of StaffMark be identified as the acquirer for financial reporting purposes. Therefore, results reported for the year ended December 31, 1996 represent only the operations of the identified acquiring company rather than the combined operating results as presented above.

(b) Pro forma net income and earnings per share reflect the financial results of the operations of the companies which merged effective with the initial public offering as if the companies had been members of the same operating group, adjusted to reflect the effect of significant acquisitions, adjustments for corporate income taxes, and reductions in owner's compensation.



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                                 STAFFMARK, INC.
                             COMBINED BALANCE SHEETS
               (DOLLARS IN THOUSANDS EXCEPT SHARES AND PAR VALUE)
                                 (UNAUDITED)


                                   DECEMBER 31,                           1997      1996
----------------------------------------------------------------------- --------- --------
                                   ASSETS
Cash and cash equivalents                                               $    305   $13,856

Accounts receivable, net of allowance for
     doubtful accounts of $1,227 and $441, respectively                   56,707    21,065
Deferred income taxes                                                        851        --
Prepaid expenses and other current assets                                  4,706     1,578
                                                                        --------   -------
       Total current assets                                               62,569    36,499

PROPERTY AND EQUIPMENT, net                                                9,536     4,003
INTANGIBLE ASSETS, net                                                   172,808    30,513
OTHER ASSETS                                                               3,736       483
                                                                        --------   -------
                               TOTAL ASSETS                             $248,649   $71,498
                                                                        ========   =======

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other accrued liabilities                          $ 19,606   $ 2,083
Payroll and related liabilities                                           11,581     3,516
Reserve for workers' compensation claims                                   6,109     3,771
Income taxes payable                                                       2,677     2,415
Deferred income taxes                                                         --       663
                                                                        --------   -------
       Total current liabilities                                          39,973    12,448

LONG-TERM DEBT                                                            12,000        --
OTHER LONG-TERM LIABILITIES                                                   76       519
DEFERRED INCOME TAXES                                                      1,315       421

Common stock, $.01 par value; authorized shares of 26,000,000; shares issued and outstanding of 19,077,715 and 13,417,012 at
     December 31, 1997 and 1996, respectively                                191       134
Paid-in capital                                                          176,195    55,379
Retained earnings                                                         18,899     2,597
                                                                        --------   -------
       Total stockholders' equity                                        195,285    58,110
                                                                        --------   -------
                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $248,649   $71,498
                                                                        ========   =======


This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems in addition to those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Registration Statement filed with the Securities and Exchange Commission on August 6, 1997, under the Securities Act of 1933, and in the Company's reports on Forms 10-K, 10-Q, and 8-K, made under the Securities Exchange Act of 1934.